Exhibit 10.2

Novatel Wireless, Inc.

9645 Scranton Road

Suite 205

San Diego, CA 92121

April 29, 2014

Peter V. Leparulo

Chief Executive Officer

Novatel Wireless, Inc.

9645 Scranton Road

Suite 205

San Diego, CA 92121

Dear Peter:

The Company, with your consent, is separating the positions of Chairman and Chief Executive Officer and appointing an independent director as non-executive Chairman, pursuant to the Settlement Agreement to be entered into as of the date of this letter.

This letter updates your November 2, 2007 Employment Agreement with the Company to reflect those changes.

In April 2008, the Board of Directors of the Company appointed you as the Company’s Chief Executive Officer, and since April 2008 you have been serving as both the Company’s Executive Chairman and Chief Executive Officer. Section 1 of the Employment Agreement only refers to your service as Executive Chairman. Retroactive to the commencement of your service as Chief Executive Officer, Section 1 shall be construed as also referring to your service as Chief Executive Officer. In that capacity, you shall have the rights and duties chief executive officers typically have, and report directly to the Board. Unless clearly inappropriate in the context, every reference in your Employment Agreement to your position, authority, rights, or duties shall be construed as referring to both your Executive Chairman and Chief Executive Officer position, authority, rights, or duties while you hold both positions and, when you only hold one of those positions, to that position and its authority, rights, or duties.

Section 2.6(viii) of your Employment Agreement provides that “[f]ailure by the Company to elect you to the position of sole Chairman of the Board of Directors” would give you “Good Reason” to resign. Your failure to be re-elected to the Board would be one way this Good Reason event could occur. While you are willing to give up your Executive Chairman position, you are not willing to give up the protection that Section 2.6(viii) affords you in the event of non-re-election to the Board. If the Company implements the Settlement Agreement being signed concurrently with this letter, you agree that cessation of your Executive Chairman position and the appointment of a new chairman with the duties specified in the Position Description, the form of which has previously been furnished to you, shall not constitute “Good Reason” under Section 2.6 of your Employment Agreement, and the Company agrees that your failure to be re-elected to the Company’s Board while you remain willing to serve would remain a “Good Reason” event under that section.

Except as provided in the two preceding paragraphs, nothing in this letter amends or waives any provision of your Employment Agreement.

Please confirm you agreement with the foregoing by countersigning this letter in the space indicated below.

Sincerely,

NOVATEL WIRELESS, INC.

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

Peter V. Leparulo